Filed Pursuant to Rule 433

Registration No. 333-037034

€ 600,000,000

4% Notes Due 2011

International Business Machines Corporation

November 06, 2006

Pricing Term Sheet

Issuer:	International Business Machines Corporation
Size:	€ 600,000,000
Maturity:	November 11, 2011
Coupon:	4% annually, accruing from November 13, 2006
Price:	99.769% of principal amount
Underwriting Discount:	0.225% of principal amount
Interest Payment Dates:	November 11, commencing November 11, 2007
Denominations:	Multiples of € 50,000 principal amount
Settlement Date:	November 13, 2006
ISIN:	XS0274906469
CUSIP:	459200 DT 5

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free BNP Paribas at (800) 854-5674, Deutsche Bank at (800) 503-4611 or UBS Investment Bank at (888) 722-9555, ext. 1088.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by International Business Machines Corporation on November 6, 2006 relating to its Prospectus dated June 20, 2000.